Exhibit (d)(2)

AMENDED AND RESTATED

SCHEDULE A

dated December 14, 2017

to the

AMENDED AND RESTATED

ADVISORY AGREEMENT

dated December 9, 2015

between

REALITY SHARES ETF TRUST

and

REALITY SHARES ADVISORS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate

Reality Shares NASDAQ-100 DIVS Index ETF	0.85%

Reality Shares DIVS Index ETF	0.85%

Reality Shares DIVS ETF	0.85%

Reality Shares DIVCON Leaders Dividend ETF	0.50%

Reality Shares DIVCON Dividend Defender ETF	0.80%

Reality Shares DIVCON Dividend Guard ETF	0.95%

Reality Shares Nasdaq NexGen Economy ETF	0.68%

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

REALITY SHARES ETF TRUST,
on behalf of each Fund listed above

By:	/s/ Eric Ervin
Name: Eric Ervin
Title: President

REALITY SHARES ADVISORS, LLC

By:	/s/ Tom Trivella
Name: Tom Trivella
Title: Chief Operating Officer

A-1